CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Upright Investments Trust of our report dated January 25, 2024, relating to the financial statements and financial highlights, which appears in Upright Growth Fund, Upright Growth & Income Fund and Upright Assets Allocation Fund’s Annual Report on Form N-CSR for the year ended September 30, 2023. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

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Myron Yang CPA & Associates, PLLC

We have served as the auditor for Upright Investments Trust since 2023

June 11, 2024